UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

Amendment No. 2 to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MAGNETEK, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	95-3917584
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

N49 W13650 Campbell Drive
Menomonee Falls, WI	53051
(Address of Principal Executive Offices)	(Zip Code)

 Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange in which
to be so registered	each class is to be registered

Common Stock, $0.01 par value	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
This Amendment No. 2 to the Registration Statement on Form 8-A of Magnetek, Inc. (the “Company”) dated December 19, 2011 is being filed to reflect the fact that at the Company’s 2014 Annual Meeting of Stockholders, the Company’s stockholders approved an amendment (the “Amendment”) to the Company’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”) to decrease the number of authorized shares of the Company’s common stock, $0.01 par value (the “Common Stock”) from 100,000,000 to 15,000,000. The Amendment was filed with the Delaware Secretary of State on May 1, 2014.

Item 1.	Description of Registrant's Securities to be Registered.
The following summary is a description of the Company’s Common Stock pursuant to the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”). The following summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Company’s Restated Certificate of Incorporation and Bylaws, as set forth in the Exhibits to this Registration Statement, which are incorporated by reference in this Item 1.
General
The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock and 500,000 shares of preferred stock, $1.00 par value, which may be issued in one or more series, with such powers, designations, preferences and relative participating or other special rights and qualifications, limitations or restrictions thereof as shall be determined by the Board of Directors.
Common Stock
As of May 30, 2014, 3,358,202 shares of Common Stock were issued and outstanding. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. Except as otherwise provided in our Restated Certificate of Incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, voting together as a single class. The Company reserves the rights to repeal, alter, amend or rescind any provision contained in the Restated Certificate of Incorporation in the manner now or hereafter prescribed by the law of the State of Delaware. In addition, the Company’s Bylaws may be altered, amended or repealed, by a majority vote of the stockholders or the Board of Directors.
The holders of Common Stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available, provided that before any dividend or other distribution is paid or declared on any shares of Common Stock there must be set aside out of any funds of the Company available for dividends such sums as the directors, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the directors shall think conducive to the interests of the Company; and, provided further, that the payment of dividends on the shares of Common Stock is subject to any preferential dividend rights of any outstanding preferred stock and any contractual restrictions the Company has against the payment of dividends on Common Stock.

Upon any liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
The Common Stock is not redeemable. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights and have no right to convert their Common Stock into any other securities. There are no sinking fund provisions for or applicable to the Common Stock. The outstanding shares of Common Stock are not liable to further call or to assessment by the Company. All of the outstanding shares of Common Stock are fully paid and nonassessable.
The Bylaws expressly state that the Company has elected not to be governed by Section 203 of the Delaware General Corporate Law, which prohibits a publicly held Delaware corporation from engaging in a “business combination,” as defined in clause (c)(3) of that section, with an “interested stockholder,” as defined in clause (c)(5) of that section, for a period of three years after the time the stockholder became an interested stockholder unless certain conditions are satisfied. Other provisions of the Company’s Restated Certificate of Incorporation and Bylaws, however, could deter, delay or prevent a third-party from acquiring the Company, even if doing so would benefit the stockholders. The provisions include the following:

•
The Restated Certificate of Incorporation authorizes the Board of Directors to issue up to 500,000 shares of serial preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval.

•
The Bylaws provide that special meetings of the stockholders shall be called only by the President or the Secretary at the request in writing of a majority of the Board of Directors, and may be called by the President.

•
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice and provide certain information to the Company.

•
The Bylaws provide that any person who is an “Interested Party,” as defined in the Bylaws, or related, affiliated or associated with an “Interested Party” in the manner provided in the Bylaws, shall not be qualified to be elected to, or appointed to fill a vacancy on, the Board of Directors of the Company during the pendency of a “Business Combination,” as defined in the Bylaws.

The Company’s transfer agent is American Stock Transfer and Trust Company, LLC.

Item 2 Exhibits.

1.	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 10‑K for the Transition Period ended January 1, 2012).

2.	Certificate of Elimination of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8‑K, filed May 14, 2013).

3.	Certificate of Amendment to the Restated Certificate of Incorporation of the Company.

4.	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Form 8‑K, filed May 6, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized.

MAGNETEK, INC.

/s/ Marty J. Schwenner
By:	Marty J. Schwenner
Vice President and Chief Financial Officer

Date: June 3, 2014